Church & Dwight Co., Inc.

News Release

Contact:

Rick Dierker

Chief Financial Officer

609-806-1200

CHURCH & DWIGHT REPORTS Q2 RESULTS

Q2 NET SALES AND ADJUSTED EPS EXCEED OUTLOOK

OUTLOOK ~4% FULL YEAR ORGANIC REVENUE GROWTH

FULL YEAR ADJUSTED EPS EXPECTATION NOW LOWER END OF 6-8% RANGE

ANNOUNCES ADDITIONAL PRICING ACTIONS

2021 Second Quarter Results	2021 Full Year Outlook
•Net Sales +6.4%: Domestic +3.1%, Int’l +21.0%, SPD +11.8%	•Net Sales growth now ~5%; Organic Sales growth now ~4%
•Organic sales +4.5%: Domestic +2.8%, Int’l +10.4%, SPD +11.8% •EPS +16.0%; Adjusted -1.3%	•Adjusted EPS now at lower end of 6-8% range¹ •Cash from operations approx. $950 million (previous $1 billion)

EWING, NJ, July 30, 2021 – Church & Dwight Co., Inc. (NYSE: CHD) today announced second quarter net sales grew 6.4% to $1,271.1 million.  The Company continues to experience strong consumer demand for many of its products. Organic sales grew 4.5% driven by volume, exceeding the Company’s outlook of 4% growth.2

Second quarter 2021 EPS increased 16.0% to $0.87 per share.  Adjusted EPS, which excludes a positive acquisition related earn-out adjustment, decreased 1.3% to $0.76, exceeding the Company’s adjusted outlook of $0.69.²

Matthew Farrell, Chief Executive Officer, commented, “Our brands once again drove strong consumption in Q2.  Organic sales growth of 4.5% is on top of 8.4% organic growth in Q2 2020. In the U.S., we grew consumption in 13 of the 16 categories in which we compete. Our brands experienced double-digit consumption growth in 9 of those 16 categories, including gummy vitamins, cat litter, dry shampoo, and water flossers. Our personal care categories are benefitting from increased consumer mobility.  Consumption is far outpacing shipments as supply chain disruptions continue and fill levels are below normal. Our International business, despite many countries still experiencing lockdowns, delivered broad-based organic sales growth of 10.4%.  Global online sales grew 7.2% (on top of 77% growth in Q2 2020) and as a percentage of total sales has expanded to 14.2% in Q2.”

“I’d like to recognize all Church & Dwight employees around the world for their continued dedication to helping us successfully navigate the difficult environment, especially our Supply Chain and R&D teams as the Company continues to face complexities of raw material and labor shortages at our suppliers and third party manufacturers.”

“In the second quarter, we experienced shortages of many key raw materials.  Labor shortages at suppliers and third party manufacturers and transportation challenges have resulted in supply issues. Shortages of available trucks and drivers for raw and packaging materials such as chemicals have also impacted supply.  Due to a lower case fill rate, we pulled back on Q2 marketing for affected products, especially household products. We expect the supply issues to begin to abate in Q4 as we continue our efforts to improve. Significant inflation of material and component costs is impacting our gross margin outlook. We expect higher input costs and transportation costs to remain elevated for the rest of the year.”

“Our previously announced pricing actions took effect on June 28, which included a high single digit increase in laundry. In July, we announced additional price increases in cat litter, laundry performance additives, baking soda, water flossers, and showerheads. These actions are in response to rising costs in the commodity, labor and transportation markets. Our cumulative price increases cover approximately 50% of our global portfolio of brands.”

Second Quarter Review

Consumer Domestic net sales were $959.7 million, a $28.6 million or 3.1% increase driven by household and personal care sales growth and acquisitions.  Organic sales increased 2.8% due to higher volume (+2.5%) and positive price and product mix (+0.3%).  Growth was led by WATERPIK® oral care products, ARM & HAMMER® clumping cat litter, BATISTE® dry shampoo, NAIR® hair removal products and TROJAN® condoms.

Consumer International net sales were $226.8 million, a $39.3 million or a 21.0% increase, primarily driven by Global Markets Group organic growth and the impact of currency. Despite continued lockdowns, organic sales increased 10.4% due to higher volume (+12.5%), partially offset by price and product mix (-2.1%).  Organic sales were driven primarily by WATERPIK and ARM & HAMMER liquid laundry detergent in the Global Markets Group, WATERPIK, BATISTE and STERIMAR® nasal spray in Europe and GRAVOL® nausea relief products and ARM & HAMMER litter in Canada.

Specialty Products net sales were $84.6 million, an $8.9 million or an 11.8% increase driven by demand for dairy products.  Organic sales increased 11.8% due to higher pricing (+5.5%) and higher volume (+6.3%).  Milk prices have remained stable in the U.S. dairy market.

Gross margin decreased 340 basis points to 43.4% due to the impact of higher distribution costs as well as higher manufacturing costs primarily related to commodities and higher tariffs, partially offset by productivity and favorable volume and price.

Marketing expense was $117.0 million, a decrease of $5.3 million or 4.3%.  Marketing expense as a percentage of net sales decreased 100 basis points to 9.2%. Marketing spending was temporarily lowered in order to reduce demand until customer fill rates could recover.

Selling, general, and administrative expense (SG&A) was $136.5 million or 10.7% of net sales on a reported basis.  Adjusted SG&A as a percentage of net sales was 13.7% a decrease of 140 basis points due to lower litigation costs and lower incentive compensation.²

Income from Operations was $298.7 million or 23.5% of net sales.  Adjusted Income from Operations was $260.7 million or 20.5% of net sales.²

Other Expense of $11.4 million declined primarily due to lower interest expense resulting from lower interest rates.

The effective tax rate was 24.0% compared to 19.6% in 2020, an increase of 440 basis points (EPS -$0.04) primarily related to lower stock option exercises. The full year tax rate is now expected to be 23% compared to our previous expectation of 22%.

Operating Cash Flow

For the first six months of 2021, cash from operating activities decreased 42.5% to $344.3 million, a $254.3 million decrease from the prior year, as higher cash earnings were offset by an increase in working capital.  The increase in working capital is primarily related to lower accounts payable and accrued expense balances as well as the deferral of U.S. Federal income tax payments from the second to the third quarter in the prior year.  We expect to generate $950 million of cash from operations for the full year.

Capital expenditures for the first six months were $43.3 million, a $12.4 million increase from the prior year to support production capacity related to increased demand. Full year capex is expected to be $140 million (previously $180 million) primarily due to timing of projects.

At June 30, 2021, cash on hand was $149.8 million, while total debt was $1,946.9 million.

2021 New Products

Mr. Farrell commented, “Innovation has been a hallmark of Church & Dwight’s success.  We will continue to invest in new products and R&D to drive long-term revenue and earnings growth and to meet consumer needs.  We are very excited about our new product launches.”

“In the household products portfolio, we have introduced OXICLEAN Laundry and Home Sanitizer.  It is the first and only sanitizing product that consumers add directly to the washing machine with their regular detergent, that boosts stain fighting and eliminates 99.9% of bacteria and viruses.  The product is also designed for cleaning throughout the house on a variety of surfaces for a germ-free clean.”

“In the personal care portfolio, WATERPIK launched WATERPIK IONTM, a water flosser which is 30% smaller and contains a lithium ion battery that lasts up to four weeks with a single charge and is specifically designed for smaller bathroom spaces with limited counter space and electric outlets.  To capitalize on its earlier success, WATERPIK SONIC-FUSION®, the world’s first flossing toothbrush, was upgraded to SONIC-FUSION 2.0, with two brush head sizes and two brush speeds.  FLAWLESS is capitalizing on the at-home beauty and self-care trends with a facial cleanser system, a shower wand for a full body spa-like experience, and salon at-home manicure and pedicure solutions.  VITAFUSION launched POWER ZINC™, Elderberry gummies in both adult and kids’ variants, and Super Immune Support to capitalize on increased consumer interest in immunity.”

Outlook for 2021

Mr. Farrell stated, “We continue to expect 2021 to be another strong year. Our categories are growing and our brands are performing well.  As we continue to experience supply chain disruptions, we now expect full year 2021 reported sales growth to be approximately 5% and organic sales growth to be approximately 4%.  This is remarkable on top of 9.6% organic growth in 2020.”

“We now expect to be at the lower end of our range of adjusted EPS growth of 6-8%, reflecting continued strong business performance on top of our 2020 results. We now expect an incremental $125 million in full year input costs (previously $90 million) which have been partially offset by announced price increases, a reduction in coupons and promotions, and lower SG&A. In the near-term, incremental inflation combined with a higher tax rate exceed the partial year benefit of our pricing actions. The full benefit of these pricing actions will be realized in 2022.”

Mr. Farrell continued, “We now expect full year gross margin down 75 basis points (previously we expected flat gross margins) and adjusted operating profit margin expansion of 70 basis points (previous outlook of 80 basis points), which exceeds our Evergreen model of +50 basis points.¹ Consistent with our long term view, our marketing support levels are unchanged from our previous outlook of approximately 11.5%. We now expect full year adjusted SG&A to be down 85 basis points largely due to lower incentive compensation and lower travel. The 2021 effective tax rate is expected to be approximately 23% (previously 22%).  Finally, our expectation for cash flow from operations is now approximately $950 million (previously $1 billion).”

“In line with our long term strategy, we continue to pursue accretive acquisitions that meet our strict criteria.”

“While consumption is strong, for Q3, we expect reported sales growth of approximately 3.0% and organic sales growth of approximately 1.5% as we are temporarily constrained by supply.  We expect Q3 net sales to be comparable to Q2 net sales.  Gross margin expansion reflects the impact of price increases. Adjusted EPS is expected to be $0.70 per share, flat from last year’s adjusted Q3 EPS.”1

¹ This press release does not provide a forward-looking reconciliation of adjusted EPS to reported EPS, adjusted operating margin to reported operating margin, and adjusted SG&A to reported SG&A, the most directly comparable GAAP financial measures, expected for the third quarter or full year of 2021, because we are unable to provide such a reconciliation without unreasonable effort.  We have excluded the changes in the Company’s potential earn-out liability from our acquisition of the FLAWLESS business from our expected adjusted EPS and adjusted operating margin for these periods.  We are required to review the fair value of the earn-out liability quarterly based on changes in sales forecasts, discount rates, volatility assumptions, and other inputs.  Our inability to provide a reconciliation to GAAP EPS, operating margin, and SG&A for future periods is due to the uncertainty and inherent difficulty of predicting what these changes will be on a quarter-by-quarter basis or on an annual basis.  For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to our future results.

² See non-GAAP reporting reconciliations included at the end of this release.

Church & Dwight Co., Inc. (NYSE: CHD) will host a conference call to discuss second quarter 2021 results on July 30, 2021 at 10:00 a.m. (ET).  To participate, dial 877-322-9846 within the U.S. and Canada, or 631-291-4539 internationally, using access code 8464778.  A replay will be available at 855-859-2056 using the same access code through the close of business on August 6, 2021.  You also can participate via webcast by visiting the Investor Relations section of the Company’s website at www.churchdwight.com.

Church & Dwight Co., Inc. (NYSE: CHD) founded in 1846, is the leading U.S. producer of sodium bicarbonate, popularly known as baking soda.  The Company manufactures and markets a wide range of personal care, household, and specialty products under recognized brand names such as ARM & HAMMER®, TROJAN®, OXICLEAN®, SPINBRUSH®, FIRST RESPONSE®, NAIR®, ORAJEL®, XTRA®, L’IL CRITTERS® and VITAFUSION®, BATISTE®, WATERPIK®, FLAWLESS®, and ZICAM®.  These thirteen key brands represent approximately 80% of the Company’s products sales.  For more information, visit the Company’s website.

Church & Dwight has a strong heritage of commitment to people and the planet.  In the early 1900’s, we began using recycled paperboard for all packaging of household products.  Today, virtually all our paperboard packaging is from certified, sustainable sources.  In 1970, the ARM & HAMMER® brand introduced the first nationally distributed, phosphate-free detergent.  That same year, Church & Dwight was honored to be the sole corporate sponsor of the first annual Earth Day.  In 2020, our continued progress earned public recognition, including the 2020 Newsweek’s Most Sustainable Companies list, the EPA’s Green Power Partnership Top 100 list, the 2020 Forbes Magazine: Americas Best-in-State Employer Award and the FTSE4Good Index Series.

For more information, see the Church & Dwight 2020 Sustainability Report at:

https://churchdwight.com/responsibility/

This press release contains forward-looking statements, including, among others, statements relating to net sales and earnings growth; the impact of the COVID-19 pandemic and the Company’s response; gross margin changes; trade, marketing, and SG&A spending; sufficiency of cash flows from operations; earnings per share; cost savings programs; consumer demand and spending; the effects of competition; the effect of product mix; volume growth, including the effects of new product launches into new and existing categories; the impact of acquisitions (including earn-outs); and capital expenditures. Other forward-looking statements in this release may be identified by the use of such terms as “may,” “could,” “expect,” “intend,” “believe,” “plan,” “estimate,” “forecast,” “project,” “anticipate,” “to be,” “to make” or other comparable terms. These statements represent the intentions, plans, expectations and beliefs of the Company, and are based on assumptions that the Company believes are reasonable but may prove to be incorrect.  In addition, these statements are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements.  Factors that could cause such differences include a decline in market growth, retailer distribution and consumer demand (as a result of, among other things, political, economic and marketplace conditions and events); including those relating to the outbreak of contagious diseases; other impacts of the COVID-19 pandemic and its impact on the Company’s operations, customers, suppliers, employees, and other constituents, and market volatility and impact on the economy (including causing recessionary conditions), resulting from nationwide or local or regional outbreaks or increases in infections, new variants, and the risk that the Company will not be able to successfully execute its response plans with respect to the pandemic or localized outbreaks and the corresponding uncertainty; the impact of regulatory changes or policies associated with the COVID-19 pandemic, including continuing or renewed shutdowns of retail and other businesses in various jurisdictions; the impact of the CARES Act and other governmental actions; the impact of continued shifts in consumer behavior, including accelerating shifts to online shopping; unanticipated increases in raw material and energy prices; delays and increased costs in manufacturing or distribution; increases in transportation costs; the impact of price increases for our products; the impact of supply chain disruptions; the impact of inclement weather on raw material and transportation costs; adverse developments affecting the financial condition of major customers and suppliers; changes in marketing and promotional spending; growth or declines in various product categories and the impact of customer actions in response to changes in consumer demand and the economy, including increasing shelf space of private label products; consumer and competitor reaction to, and customer acceptance of, new product introductions and features; the Company’s ability to maintain product quality and characteristics at a level acceptable to our customers and consumers; disruptions in the banking system and financial markets; foreign currency exchange rate fluctuations; implications of the United Kingdom’s withdrawal from the European Union; transition to, and shifting economic policies in the United States; potential changes in export/import and trade laws, regulations and policies of the United States and other countries, including any increased trade restrictions or tariffs, including the actual and potential effect of tariffs on Chinese goods imposed by the United States; issues relating to the Company’s information technology and controls; the impact of natural disasters on the Company and its customers and suppliers, including third party information technology service providers; the integration of acquisitions or divestiture of assets; the outcome of contingencies, including litigation, pending regulatory proceedings and environmental matters; and changes in the regulatory environment.

For a description of additional factors that could cause actual results to differ materially from the forward-looking statements, please see Item 1A, “Risk Factors” in the Company’s annual report on Form 10-K and quarterly reports on Form 10Q.  The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the U.S. federal securities laws.  You are advised, however, to consult any further disclosures the Company makes on related subjects in its filings with the United States Securities and Exchange Commission.

This press release also contains non-GAAP financial information.  Management uses this information in its internal analysis of results and believes that this information may be informative to investors in gauging the quality of the Company’s financial performance, identifying trends in its results and providing meaningful period-to-period comparisons.  The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP.  See the end of this press release for these reconciliations.  These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures.  In addition, these non-GAAP financial measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded.  They should be read in connection with the Company’s financial statements presented in accordance with GAAP.

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
(In millions, except per share data)	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Net Sales	$1,271.1	$1,194.3	$2,510.0	$2,359.5
Cost of sales	718.9	634.7	1,406.9	1,267.9
Gross Profit	552.2	559.6	1,103.1	1,091.6
Marketing expenses	117.0	122.3	215.7	218.7
Selling, general and administrative expenses	136.5	186.6	286.1	307.6
Income from Operations	298.7	250.7	601.3	565.3
Equity in earnings of affiliates	2.8	2.0	5.4	3.6
Other income (expense), net	(14.2)	(16.7)	(28.4)	(33.5)
Income before Income Taxes	287.3	236.0	578.3	535.4
Income taxes	69.0	46.3	139.3	115.9
Net Income	$218.3	$189.7	$439.0	$419.5
Net Income per share - Basic	$0.89	$0.77	$1.79	$1.71
Net Income per share - Diluted	$0.87	$0.75	$1.76	$1.67
Dividends per share	$0.25	$0.24	$0.50	$0.48
Weighted average shares outstanding - Basic	245.2	246.2	245.2	245.9
Weighted average shares outstanding - Diluted	250.0	251.3	249.9	251.2

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in millions)	June 30, 2021	December 31, 2020
Assets
Current Assets
Cash and Cash Equivalents	$149.8	$183.1
Accounts Receivable	386.2	398.8
Inventories	555.8	495.4
Other Current Assets	36.9	35.1
Total Current Assets	1,128.7	1,112.4
Property, Plant and Equipment (Net)	613.0	612.8
Equity Investment in Affiliates	9.9	9.1
Trade Names and Other Intangibles	3,049.2	3,110.2
Goodwill	2,229.8	2,229.6
Other Long-Term Assets	337.9	340.4
Total Assets	$7,368.5	$7,414.5
Liabilities and Stockholders’ Equity
Short-Term Debt	$233.1	$351.4
Current portion of Long-Term debt	200.0	-
Other Current Liabilities	943.0	1,037.2
Total Current Liabilities	1,376.1	1,388.6
Long-Term Debt	1,513.8	1,812.5
Other Long-Term Liabilities	1,101.4	1,193.0
Stockholders’ Equity	3,377.2	3,020.4
Total Liabilities and Stockholders’ Equity	$7,368.5	$7,414.5

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flow (Unaudited)

	Six Months Ended
(Dollars in millions)	June 30, 2021	June 30, 2020

Net Income	$439.0	$419.5

Depreciation and amortization	110.3	92.4
Change in fair value of business acquisition liabilities	(57.0)	(20.7)
Deferred income taxes	20.9	11.4
Non-cash compensation	16.8	15.8
Gain on sale of assets	-	(3.0)
Other	2.9	0.7
Subtotal	532.9	516.1

Changes in assets and liabilities:
Accounts receivable	12.5	5.9
Inventories	(60.3)	(42.7)
Other current assets	2.6	(2.1)
Accounts payable and accrued expenses	(134.5)	35.8
Income taxes payable	0.1	87.1
Other	(9.0)	(1.5)
Net cash from operating activities	344.3	598.6

Capital expenditures	(43.3)	(30.9)
Proceeds from sale of assets	-	7.0
Other	(4.3)	(2.5)
Net cash (used in) investing activities	(47.6)	(26.4)

Net change in long-term debt	(100.0)	-
Net change in short-term debt	(118.4)	(186.2)
Payment of cash dividends	(123.8)	(118.1)
Proceeds from stock option exercises	12.5	44.9
Payment of business acquisition liabilities	-	(14.5)
Deferred financing and other	(0.1)	(0.1)
Net cash (used in) financing activities	(329.8)	(274.0)

F/X impact on cash	(0.2)	(2.2)

Net change in cash and cash equivalents	$(33.3)	$296.0

2021 and 2020 Product Line Net Sales

	Three Months Ended		Percent
	6/30/2021	6/30/2020	Change
Household Products	$523.0	$544.7	-4.0%
Personal Care Products	436.7	386.4	13.0%
Consumer Domestic	$959.7	$931.1	3.1%
Consumer International	226.8	187.5	21.0%
Total Consumer Net Sales	$1,186.5	$1,118.6	6.1%
Specialty Products Division	84.6	75.7	11.8%
Total Net Sales	$1,271.1	$1,194.3	6.4%

	Six Months Ended		Percent
	6/30/2021	6/30/2020	Change
Household Products	$1,018.2	$1,039.0	-2.0%
Personal Care Products	883.9	783.1	12.9%
Consumer Domestic	$1,902.1	$1,822.1	4.4%
Consumer International	443.2	386.1	14.8%
Total Consumer Net Sales	$2,345.3	$2,208.2	6.2%
Specialty Products Division	164.7	151.3	8.9%
Total Net Sales	$2,510.0	$2,359.5	6.4%

Non-GAAP Measures:

The following discussion addresses the non-GAAP measures used in this press release and reconciliations of these non-GAAP measures to the most directly comparable GAAP measures.  These non-GAAP financial measures should not be considered in isolation from or as a substitute for the comparable GAAP measures.  The following non-GAAP measures may not be the same as similar measures provided by other companies due to differences in methods of calculation and items and events being excluded.

Organic Sales Growth:

This press release provides information regarding organic sales growth, namely net sales growth excluding the effect of acquisitions, divestitures and foreign exchange rate changes.  Management believes that the presentation of organic sales growth is useful to investors because it enables them to assess, on a consistent basis, sales trends related to products that were marketed by the Company during the entirety of relevant periods, excluding the impact of acquisitions, divestitures, and foreign exchange rate changes that are out of the control of, and do not reflect the performance of the Company and management.

Adjusted Selling, General, and Administrative Expense (SG&A):

This press release also presents adjusted SG&A, namely, SG&A calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance.  We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year SG&A expense.

Adjusted Income from Operations:

This press release also presents adjusted income from operations, namely income from operations calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance.  We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year income from operations.

Adjusted EPS:

This press release also presents adjusted earnings per share, namely, EPS calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance.  We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year EPS growth.

CHURCH & DWIGHT CO., INC.

Organic Sales

	Three Months Ended 6/30/2021

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	6.4%	6.1%	3.1%	21.0%	11.8%
Less:
Acquisitions	0.2%	0.3%	0.3%	0.0%	0.0%
Add:
FX / Other	-1.7%	-1.8%	0.0%	-10.6%	0.0%
Divestitures	0.0%	0.0%	0.0%	0.0%	0.0%

Organic Sales Growth	4.5%	4.0%	2.8%	10.4%	11.8%

	Six Months Ended 06/30/2021

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	6.4%	6.2%	4.4%	14.8%	8.9%
Less:
Acquisitions	0.4%	0.4%	0.5%	0.0%	0.0%
Add:
FX / Other	-1.3%	-1.4%	0.0%	-8.1%	0.0%
Divestitures	0.0%	0.0%	0.0%	0.0%	0.0%

Organic Sales Growth	4.7%	4.4%	3.9%	6.7%	8.9%

CHURCH & DWIGHT CO., INC.

Reconciliation of GAAP Measures to Non-GAAP Measures (Unaudited)

(Dollars in millions, except per share data)
	For the quarter ended June 30, 2021		For the quarter ended June 30, 2020		Change
		% of NS		% of NS
Adjusted SG&A Reconciliation
SG&A - Reported	$136.5	10.7%	$186.6	15.6%	-490	bps
Flawless Earn-Out Adjustment	38.0	3.0%	-6.0	-0.5%	350	bps
SG&A - Adjusted (non-GAAP)	$174.5	13.7%	$180.6	15.1%	-140	bps

	For the quarter ended June 30, 2021		For the quarter ended June 30, 2020		Change
Adjusted Income From Operations		% of NS		% of NS
Income From Operations - Reported	$298.7	23.5%	$250.7	21.0%	250	bps
Flawless Earn-Out Adjustment	-38.0	-3.0%	6.0	0.5%	-350	bps
Income From Operations - Adjusted	$260.7	20.5%	$256.7	21.5%	-100	bps

	For the quarter ended June 30, 2021		For the quarter ended June 30, 2020		Change
Adjusted Diluted Earnings Per Share Reconciliation
Diluted Earnings Per Share - Reported	$0.87		$0.75		16.0%
Flawless Earn-Out Adjustment	-0.11		0.02
Diluted Earnings Per Share - Adjusted (non-GAAP)	$0.76		$0.77		-1.3%

Reported and Organic Forecasted Sales Reconciliation

	For the Quarter	For the Year
	Ended	Ended
	September 30, 2021	December 31, 2021
Reported Sales Growth	3.0%	~5%
Less: Acquisition	-1.4%	-0.8%
Add: FX / Other	-0.1%	-0.2%

Organic Sales Growth	1.5%	~4%